Exhibit 10.16

ITERUM THERAPEUTICS US LIMITED

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is entered into as of May 02, 2018, by and between Iterum Therapeutics US Limited, a Delaware corporation (the “Company”), and Judith Matthews (“Executive”).

WHEREAS, on November 18, 2015, the Company and Executive entered into that certain Employment Agreement (the “Employment Agreement”) which, among other things, (i) sets forth the terms of Executive’s employment with the Company, and (ii) provided for the grant by the Company to Executive of certain rights relating to the Company’s equity.

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. AMENDMENTS. Upon the closing of the initial public offering of the Company’s ultimate parent company, Iterum Therapeutics plc, the following amendments to the Employment Agreement will become effective:

(a) The first sentence of Section 2(a) of the Employment Agreement is hereby amended by replacing “$225,000” with “$350,000”.

(b) A subsection (c) shall be added to Section 2 of the Employment Agreement as follows:

“(c) As a condition of Executive’s employment with the Company, Executive may be requested to serve as a director or officer of Iterum Therapeutics plc or any of its affiliates. If Executive is appointed as a director or officer of Iterum plc or any of its affiliates, Executive will fulfill Executive’s duties as such director or officer without additional compensation.”

(c) The first sentence of Section 3 of the Employment Agreement is hereby amended by replacing “twenty-five percent (25%)” with “thirty-five percent (35%)”.

(d) Section 8 of the Employment Agreement is hereby amended by adding the following sentence to the end of Section 8:

“In the event of the termination of your employment for any reason (whether at your request or the Company’s request), or your removal from the position of Chief Financial Officer, you agree to promptly resign as a member of the Board of the Company, Iterum Therapeutics plc, or any of its affiliates, effective no later than such termination or removal date, and any severance benefits to which you may be entitled pursuant to this Agreement shall be conditioned upon such resignation.”

(e) Section 9(a) of the Employment Agreement is hereby amended by deleting and replacing it with the following paragraph:

“The Company will pay you, as cash severance, nine (9) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings; provided, however, in the event of a Qualifying Termination that occurs either within a month before or within twelve (12) months following the closing of a Change in Control (as defined below), the Company will instead pay you, as cash severance, twelve (12) months of your base salary and 100% of your target Annual Bonus in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (either such amount, the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.”

(f) Section 9(b) of the Employment Agreement is hereby amended by deleting and replacing the first sentence of it with the following:

“As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months (at the option of the Company) by paying directly or reimbursing your COBRA premiums (the “COBRA Severance”).”

2. MISCELLANEOUS. Except as modified hereby, the Employment Agreement remains in full force and effect and is hereby ratified and confirmed. The Employment Agreement shall, together with this Amendment, be read and construed as a single document. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument. Signatures transmitted via facsimile or e-mail shall be deemed originals for purposes of this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, legal representatives and heirs. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first above written.

COMPANY: ITERUM THERAPEUTICS US LIMITED

By:	/s/ Corey Fishman

Name: Corey Fishman
Its: CEO

EXECUTIVE:

/s/ Judith Matthews
Judith Matthews